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                                                                   EXHIBIT 99.10



    PRELIMINARY JOINT PROXY STATEMENT                          NOVEMBER 18, 1998


                                   [FCG LOGO]

                       111 W. OCEAN BOULEVARD, 4TH FLOOR
                          LONG BEACH, CALIFORNIA 90802

Dear Stockholder:


    As you may be aware, First Consulting Group, Inc., a Delaware corporation, and Integrated Systems Consulting Group, Inc., a Pennsylvania corporation, have entered into an agreement and plan of merger and reorganization providing for the acquisition of ISCG by FCG as described below.



    A special meeting of FCG stockholders will be held at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 on December 18, 1998 at 8:00 a.m. local time. At the special meeting you will be asked to consider and vote upon a proposal to approve the issuance of shares of common stock of FCG. Upon consummation of the merger, ISCG will become a wholly-owned subsidiary of FCG and each outstanding share of ISCG common stock will be converted into the right to receive 0.77 of a share of FCG common stock. The exact number of shares of FCG common stock received by the ISCG shareholders will be adjusted for any stock split, stock dividend, reverse stock split, reclassification, recapitalization or similar transaction occurring prior to the consummation of the merger. The merger is described more fully in the accompanying joint proxy statement/ prospectus.



    After careful consideration, the Board of Directors of FCG has unanimously approved the merger agreement and the merger, and has concluded they are fair to, and in the best interests of, FCG and its stockholders. The FCG Board of Directors unanimously recommends that you vote in favor of the issuance of shares of FCG common stock pursuant to the merger agreement.



    In the materials accompanying this letter you will find a notice of special meeting of stockholders, a joint proxy statement/prospectus relating to the proposal to be voted upon at the FCG special meeting and a proxy card. The joint proxy statement/prospectus more fully describes the proposed transaction and the proposal before the FCG stockholders.



    All FCG stockholders are cordially invited to attend the FCG special meeting in person. If you attend the FCG special meeting, you may vote in person if you wish even though you have previously returned your completed proxy card. WHETHER OR NOT YOU PLAN TO ATTEND THE FCG SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED, REGARDLESS OF HOW MANY SHARES YOU HOLD. APPROVAL OF THE ISSUANCE OF SHARES OF FCG COMMON STOCK REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF FCG COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE FCG SPECIAL MEETING AND ENTITLED TO VOTE THEREAT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.


    On behalf of the FCG Board of Directors, I thank you for your support and ask you to vote in favor of the issuance of shares in this transaction.

                                          Sincerely,

                                          /s/ LUTHER J. NUSSBAUM

                                          Luther J. Nussbaum
                                          CHIEF EXECUTIVE OFFICER


         YOUR VOTE IS IMPORTANT--PLEASE RETURN YOUR PROXY CARD PROMPTLY